ARTICLES SUPPLEMENTARY


     GENERAL GOVERNMENT SECURITIES MONEY MARKET FUNDS, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that: FIRST: The Board of Directors hereby classifies and reclassifies the one billion (1,000,000,000) authorized but unissued Class X shares of General Treasury Prime Money Market Fund (the "Fund"), a series of the Corporation, as additional Class B shares of the Fund. Following such reclassification, the Common Stock of the Corporation is classified as follows:

                                                                    Shares
                                                                  Authorized
Fund/Class
General Government Securities Money Market Fund/Class A shares 10,000,000,000 General Government Securities Money Market Fund/Class B shares 6,000,000,000
General Treasury Prime Money Market Fund/Class A shares          1,000,000,000
General Treasury Prime Money Market Fund/Class B shares          2,000,000,000
                                                                19,000,000,000
Total

     SECOND: The Corporation is registered as an open-end investment company under the 1940 Act.

     THIRD: The additional Class B shares of the Fund classified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article FIFTH of the Charter of the Corporation and shall be subject to all provisions of the Charter relating to the stock of the Corporation generally.

     FOURTH:   The  Board  of  Directors  of  the  Corporation   classified  and
reclassified the shares of Common Stock of the Corporation as aforesaid pursuant to authority provided in the Corporation's Charter.

     FIFTH: These Articles Supplementary do not increase the aggregate number of shares of Common Stock of the Corporation or the aggregate par value thereof.

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     IN WITNESS WHEREOF,  General Government Securities Money Market Funds, Inc.
has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.


                          GENERAL GOVERNMENT SECURITIES MONEY MARKET FUNDS, INC.


                                          By:/s/ Mark N. Jacobs
                                             Mark N. Jacobs
                                             Vice President

WITNESS:


/s/ Janette E. Farragher
Janette E. Farragher
Assistant Secretary